EXHIBIT 99

Media:
Rodrigo Sierra
(312) 240-4567
Investor Relations:
Mary Ann Wall
(312) 240-7534

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
July 26, 2002

Peoples Energy Reports Third Quarter Results
Records $17 Million Charge to Boost Utility Reserve for Uncollectible Accounts

CHICAGO - Peoples Energy (NYSE: PGL) today reported third quarter net income for the period ended June 30, 2002 of $1.3 million or $0.04 per diluted share, including the impact of a $17.0 million special charge ($10.3 million after-tax or $0.29 per share) to increase the reserve for uncollectible accounts in its Gas Distribution business. This compares with net income of $12.5 million or $0.35 per diluted share for the quarter ended June 30, 2001. Fiscal year-to-date net income was $87.3 million or $2.46 per diluted share, compared to $109.9 million or $3.10 per diluted share reported for the year-ago period. Operating and equity investment income for the current quarter and first nine months of fiscal 2002 totaled $11.6 million and $171.4 million, respectively compared with $33.8 million and $220.3 million in the same periods last year. The table below summarizes quarter and fiscal year-to-date results, as reported and before the special charge to the Gas Distribution segment's reserve for uncollectibles.
	Three Months Ended June 30,
	As Reported		Special Charge For Uncollectibles		Before Special Charge
	2002	2001(1) $33.8	2002 $17.0	2001(1) $--	2002 $28.6	2001(1)
Operating and Equity Investment Income	$11.6					$33.8
Net Income	1.3	12.5	10.3	--	11.6	12.5
Diluted Earnings Per Share	0.04	0.35	0.29	--	0.33	0.35

	Nine Months Ended June 30,
	As Reported		Special Charge For Uncollectibles		Before Special Charge
	2002	2001(1)	2002	2001(1)	2002	2001(1)
Operating and Equity Investment Income	$171.4	$220.3	$17.0	$--	$188.4	$220.3
Net Income	87.3	109.9	10.3	--	97.6	109.9
Diluted Earnings Per Share	2.46	3.10	0.29	--	2.75	3.10

(1) As announced in January, fiscal 2001 results have been restated to reflect a change in the method of accounting for oil and gas properties from the full cost method to the successful efforts method which increased fiscal 2001 third quarter results by $0.02 per diluted share and decreased fiscal 2001 year-to-date results by $0.02 per diluted share.

"Third quarter earnings per share before the special charge exceeded our expectations," said Richard E. Terry, chairman and chief executive officer. "Our Gas Distribution and energy businesses are doing well and our balance sheet remains solid. The increase in the reserve for uncollectibles is needed because utility charge offs of receivables related to the gas price spike and cold weather in the prior fiscal year are expected to be higher. The higher estimate is based on an updated analysis which includes the results of third quarter credit and collection activities. The additional charge offs will not adversely affect our liquidity," said Terry.

"We have successfully reduced our receivables balance by $465 million from its $695 million peak at March 31, 2001. We are disappointed that charge offs related to the winter of 2000/2001 are now expected to be higher than previously estimated," said Thomas M. Patrick, president and chief operating officer. "We are confident that with the special charge, the reserve is adequate. However, the reserve remains an estimate and could require further adjustment if circumstances change. We will continue to aggressively pursue collection of these past due balances and have instituted several new credit policies and procedures to improve our collection performance," said Patrick.

The following discussion summarizes third quarter and fiscal year-to-date results for Peoples Energy's primary business segments:

Gas Distribution. Fiscal 2002 third quarter operating income before the special charge increased to $25.4 million compared with $23.2 million in the year-ago quarter. Weather was 28% colder than last year and 10% colder than normal. The positive impact of colder weather was bolstered by an increase in normalized gas deliveries, but also resulted in the reversal of approximately $3.0 million of accrued weather insurance benefits. Third quarter results also benefited from ongoing labor and other operating expense savings related to last year's special retirement program. However, these improvements were more than offset by a decrease of almost $7.0 million in pension credits (a non-cash item). Third quarter operating revenues increased to $236.4 million compared to $219.0 million last year, as higher delivery volumes more than offset a decrease in commodity gas prices.

Operating Income ($MM)
	2002	2001
Third Quarter
As Reported	$8.4	$23.2
Special Charge	17.0	--
Before Special Charge	$25.4	$23.2
Fiscal Year-To-Date
As Reported	$171.9	$203.2
Special Charge	17.0	--
Before Special Charge	$188.9	$203.2

Power Generation. Quarterly comparisons in this segment continue to be affected by the inclusion in this year's results of interest expense associated with Elwood Energy LLC's bond financing. Power Generation reported operating and equity investment income of $0.2 million in the third quarter, net of $4.4 million in interest expense, compared with $1.8 million in last year's third quarter. Excluding the impact of the bond financing, third quarter operating and equity investment income increased significantly to $4.6 million due to Elwood's first full year of operation with its expanded facilities. Power Generation is also expected to post solid levels of operating and equity investment income in the fourth quarter given the structure of its power sales contracts, under which approximately 80 percent of Elwood's total capacity revenues is recognized in the June to September period. Fourth quarter results will also benefit from the 350-megawatt Southeast Chicago Energy Project, a 30% owned partnership with Exelon, which began commercial operations in July.

Midstream Services. Third quarter operating and equity investment income was $2.8 million compared with $5.1 million in last year's third quarter. Higher contributions from the Hub in the current quarter were more than offset by lower results from enovate, L.L.C., which benefited from extraordinary market volatility in the prior year period. As noted in an April 4 announcement, Peoples Energy's midstream business acquired Enron's 50% interest in enovate, L.L.C. and continues to provide wholesale services to the Midwest natural gas marketplace while it evaluates new partnership opportunities.

Oil and Gas Production. Operating and equity investment income decreased to $4.1 million from $9.5 million in the year-ago quarter due primarily to lower equity investment income from EnerVest, lower realized gas prices, and a slight decline in production volumes. Of the quarter-over-quarter change, $3.4 million or 63% was attributable to EnerVest, an equity investment that is in the process of being liquidated as previously disclosed. Net realized natural gas prices in the third quarter decreased to $3.18 per Mcf compared with last year's average of $3.64 per Mcf. Compared to the prior year quarter, average daily production declined approximately 5% primarily due to unscheduled pipeline and compressor maintenance in the San Juan Basin. Production declined to 49.3 million cubic feet equivalent per day from last year's third quarter average of 51.8 million cubic feet equivalent per day and is expected to be restored in the fourth quarter as this maintenance is completed.

Retail Energy Services. Results continued to improve in this segment, as operating income increased $1.1 million to $0.4 million in the third quarter. The current quarter improvement resulted primarily from $1.5 million of higher gas and electric margins.

Nine-Month 2002 Results
Before the special charge, fiscal year-to-date operating and equity investment income declined $31.9 million compared to last year due to 15% warmer weather, a decrease of $15.4 million in pension credits, and lower diversified business operating results. Heating degree days for the first nine months of fiscal 2002 were 5,581, down 999 degree days compared with last year's 6,580, and down 726 or 12% from normal of 6,307 degree days. Partially offsetting these negatives were an increase in normalized gas deliveries and a decrease in the fiscal 2002 provision for uncollectibles due to lower revenues resulting from warmer weather and reduced gas costs. Lower labor costs in the Gas Distribution segment and a gain on the settlement of hedges formerly in place with Enron also benefited the current nine-month period.

Other Items
Interest expense net of other income decreased $4.0 million, and $10.3 million from the previous third quarter and fiscal year-to-date periods, respectively, primarily due to a decrease in utility short-term debt and lower interest rates on adjustable rate utility bonds. In the fiscal year-to-date comparison two additional factors largely offset one another - a decrease in corporate short-term debt resulting from the Elwood Energy LLC's bond financing and an increase in interest expense associated with the $325 million in corporate notes issued in January 2001 to fund diversified expansion projects.

Financial
At June 30, 2002, total debt was 54% of total debt plus equity compared with 61% at the prior fiscal year-end and 60% at the end of last year's third quarter. Credit ratios also improved as of the twelve months ended June 30, 2002, with funds from operations/interest coverage at 4.19x compared with 3.26x for the period ending June 30, 2001.

As previously reported, the company has reduced its estimate for fiscal 2002 capital expenditures from $300 million to approximately $220 million due to a reduction in expected spending in the Oil and Gas Production segment from $145 million to $65 million. Last year, total capital expenditures including advances to joint venture partnerships were $345 million. As noted in the previous quarter, substantial receivable collections and lower capital expenditures will enable the company to retire $100 million of debt in August 2002 that was originally scheduled to be refinanced.

Outlook
"We now expect that fiscal 2002 ongoing earnings per diluted share, before the special third quarter charge, will be at the high end of our previously announced range of $2.70 to $2.80 per share," said Patrick. "Despite many obstacles including very warm weather, the Enron bankruptcy and the challenge of utility collections, Peoples Energy will deliver solid fiscal 2002 results and the outlook for our businesses remains positive."

Patrick concluded, "Looking to fiscal 2003, our preliminary earnings outlook is in the range of $2.70 to $2.80 per share. This outlook assumes normal weather and approximately $200 million in capital expenditures. We view this as strong performance in the face of a $20.0 to $25.0 million decrease in pension credits (a non-cash item), and reduced earnings expectations in Oil and Gas Production due to lower than planned 2002 capital expenditures and the expiration of Section 29 tax credits. Gas Distribution continues as our core business supplemented by growth potential in our diversified businesses. We are on track to deliver reasonable growth over the long term within a carefully managed risk profile, with solid support for our dividend. We plan to provide more specific earnings guidance for 2003 later in the fourth quarter as we firm up our profit plan."

Peoples Energy, a member of the S&P 500, is a diversified energy company comprised of five primary business segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, and Oil and Gas Production. The Gas Distribution business serves about 1 million retail customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as management's outlook for earnings for fiscal years 2002 and 2003 and the adequacy of the Gas Distribution segment's charges to the reserve for uncollectible accounts that relate to the winter of 2000/2001. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: weather-related energy demands; the company's success in identifying diversified energy opportunities on financially acceptable terms and generating earnings within a reasonable time; adverse resolution of material litigation; general U.S. and Illinois economic conditions; business and competitive conditions resulting from deregulation and consolidation of the energy industry; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of unusually high gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, and interest expense; success in collection of accounts receivable relating to the winter of 2000/2001; drilling risks and the inherent uncertainty of gas and oil reserve estimates; regulatory developments in the U.S., Illinois and other states where Peoples Energy does business; and terrorist activities. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended June 30,

	2002	2001

Total Operating Revenues	$347,149,000	$318,501,000

Operating Income	$9,257,000	$22,929,000

Equity Investment Income	$2,330,000	$10,890,000

Operating and Equity Investment Income	$11,587,000	$33,819,000

Net Income	$1,336,000	$12,539,000

Earnings Per Share	$0.04	$0.35

Diluted Earnings Per Share	$0.04	$0.35

Basic Average Shares Outstanding	35,466,000	35,396,000

Dilutive Average Shares Outstanding	35,514,000	35,459,000

Net Income Before Special Charge	$11,593,000	$12,539,000

Earnings Per Share Before Special Charge	$0.33	$0.35

Diluted Earnings Per Share Before Special Charge	$0.33	$0.35

	Nine Months Ended June 30,

	2002	2001

Total Operating Revenues	$1,247,532,000	$2,109,272,000

Operating Income	$173,200,000	$193,620,000

Equity Investment Income	($1,756,000)	$26,694,000

Operating and Equity Investment Income	$171,444,000	$220,314,000

Net Income	$87,351,000	$109,901,000

Earnings Per Share	$2.46	$3.11

Diluted Earnings Per Share	$2.46	$3.10

Basic Average Shares Outstanding	35,452,000	35,374,000

Dilutive Average Shares Outstanding	35,498,000	35,433,000

Net Income Before Special Charge	$97,608,000	$109,901,000

Earnings Per Share Before Special Charge	$2.75	$3.11

Diluted Earnings Per Share Before Special Charge	$2.75	$3.10

Peoples Energy Corporation					Preliminary

Summary of Selected Operating Data (Unaudited)

		Three Months Ended		Nine Months Ended
		June 30,		June 30,
		2002	2001	2002	2001

Gas Distribution Deliveries (MDth)
Sales	-Residential
	-Heating	20,046	13,527	103,382	116,373
	-Non-heating	772	561	2,909	2,746
	- Commercial	3,194	1,824	15,995	17,834
	- Industrial	779	324	3,378	3,617
Transportation		18,256	15,501	77,470	85,349
	Total Gas Distribution Deliveries	43,047	31,737	203,134	225,919

Weather
Degree Days - actual		854	667	5,581	6,580
Per cent colder (warmer) than normal		10.3%	-13.8%	-11.5%	4.3%

Number of Gas Distribution Customers (average)
Sales	-Residential
	-Heating	755,612	754,592	749,090	751,468
	-Non-heating	176,820	177,147	176,748	177,896
	- Commercial	45,727	44,902	44,620	46,952
	- Industrial	2,941	2,918	2,893	3,061
Transportation		19,987	22,073	20,907	19,563
	Total Gas Distribution Customers	1,001,087	1,001,632	994,258	998,940

Retail Energy Gas and Electric Customers (at June 30)		11,397	13,929	11,397	13,929

Employees (at June 30)
Gas Distribution		2,348	2,519	2,348	2,519
Diversified Businesses		108	102	108	102
Peoples Energy Corporate		29	28	29	28
	Total Employees	2,485	2,649	2,485	2,649

Megawatt Capacity		675	300	675	300

Oil and Gas Production
Average daily production:
Gas (MMCFD)		43.0	44.6	45.9	34.2
Oil (MBOD)		1.0	1.2	1.1	1.1
Gas equivalent (MMCFED)		49.3	51.8	52.7	40.9

Percentage hedged:
Gas		100%	66%	88%	74%
Oil		100%	41%	90%	49%

Average hedge price:
Gas ($/MCF)		$ 3.26	$ 3.26	$ 3.38	$ 2.70
Oil ($/BBL)		$ 21.08	$ 20.18	$ 21.38	$ 20.96

Net realized price:
Gas ($/MCF)		$ 3.18	$ 3.64	$ 3.08	$ 3.25
Oil ($/BBL)		$ 19.65	$ 20.91	$ 19.08	$ 23.17
Equivalent ($/MCFE)		$ 3.19	$ 3.62	$ 3.45	$ 3.35

Peoples Energy Corporation				Preliminary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
(In Thousands, except per-share amounts)	June 30,		June 30,
	2002	2001	2002	2001

Operating Revenues	$ 347,149	$ 318,501	$1,247,532	$2,109,272
Operating Expenses:
Cost of energy sold	199,244	183,892	662,374	1,469,508
Operation and maintenance	83,617	59,639	221,665	205,405
Depreciation, depletion and amortization	24,393	24,064	73,691	67,832
Taxes - Other than income taxes	30,638	27,977	116,602	172,907

Total Operating Expenses	337,892	295,572	1,074,332	1,915,652

Operating Income	9,257	22,929	173,200	193,620

Equity Investment Income	2,330	10,890	(1,756)	26,694

Total Operating and Equity Investment Income	11,587	33,819	171,444	220,314

Other Income and (Deductions)	1,289	1,821	6,675	7,126

Interest Expense	13,585	18,114	43,531	54,311

Earnings Before Income Taxes	(709)	17,526	134,588	173,129

Income Taxes	(2,045)	4,987	47,237	63,194

Income Before Cumulative Effect of Change in
Accounting Principle	1,336	12,539	87,351	109,935

Cumulative Effect of Change in Accounting
Principle, Net of Tax	-	-	-	(34)

Net Income	$ 1,336	$ 12,539	$ 87,351	$ 109,901

Average Shares of Common Stock Outstanding
Basic	35,466	35,396	35,452	35,374
Diluted	35,514	35,459	35,498	35,433
Earnings Per Share of Common Stock
Basic	$ 0.04	$ 0.35	$ 2.46	$ 3.11
Diluted	$ 0.04	$ 0.35	$ 2.46	$ 3.10

							Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)
				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Three Months Ended June 30, 2002	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$ 236,447	$ -	$ 72,893	$ 32,173	$ 14,337	$ 12	$ (8,713)	$ 347,149
Depreciation, depletion and amortization	17,358	30	171	488	6,313	6	27	24,393
Operating Income	8,352	(1,465)	2,849	403	3,504	(235)	(4,151)	9,257
Equity Investment Income	-	1,621	-	-	645	64	-	2,330
Operating and Equity Investment Income	$ 8,352	$ 156	$ 2,849	$ 403	$ 4,149	$ (171)	$ (4,151)	$ 11,587

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Three Months Ended June 30, 2001	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$ 218,994	$ -	$ 35,851	$ 48,316	$ 17,078	$ 12	$ (1,750)	$ 318,501
Depreciation, depletion and amortization	16,920	-	131	435	6,488	17	73	24,064
Operating Income	23,221	(1,409)	1,517	(739)	5,479	(538)	(4,602)	22,929
Equity Investment Income	-	3,246	3,550	-	4,000	94	-	10,890
Operating and Equity Investment Income	$ 23,221	$ 1,837	$ 5,067	$ (739)	$ 9,479	$ (444)	$ (4,602)	$ 33,819

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Nine Months Ended June 30, 2002	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$ 941,591	$ -	$ 130,139	$ 140,057	$ 49,656	$ 31	$ (13,942)	$ 1,247,532
Depreciation, depletion and amortization	51,385	89	578	1,308	20,230	24	77	73,691
Operating Income	171,944	(3,773)	8,131	1,672	15,700	(892)	(19,582)	173,200
Equity Investment Income	-	(1,607)	1,297	-	(1,758)	312	-	(1,756)
Operating and Equity Investment Income	$ 171,944	$ (5,380)	$ 9,428	$ 1,672	$ 13,942	$ (580)	$ (19,582)	$ 171,444

				Retail
(In Thousands)	Gas	Power	Midstream	Energy	Oil and Gas		Corporate and
Nine Months Ended June 30, 2001	Distribution	Generation	Services	Services	Production	Other	Adjustments	Total
Operating Revenues	$ 1,708,987	$ -	$ 123,772	$ 244,989	$ 37,429	$ 29	$ (5,934)	$ 2,109,272
Depreciation, depletion and amortization	51,006	-	394	1,190	14,981	50	211	67,832
Operating Income	203,190	(2,739)	5,946	(480)	8,020	(1,329)	(18,988)	193,620
Equity Investment Income	-	10,580	9,719	-	5,742	653	-	26,694
Operating and Equity Investment Income	$ 203,190	$ 7,841	$ 15,665	$ (480)	$ 13,762	$ (676)	$ (18,988)	$ 220,314

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

	June 30,	June 30,
(In Thousands)	2002	2001

Assets
Capital Investments:
Property, plant and equipment, at original cost	$ 2,772,453	$ 2,651,845
Less - Accumulated depreciation and depletion	1,007,943	931,814
Net property, plant and equipment	1,764,510	1,720,031
Investments in equity investees	96,075	141,446
Other investments	26,347	25,737

Total Capital Investments - Net	1,886,932	1,887,214

Utility Customer Accounts Receivable - net of reserves	193,780	399,547
Other Current Assets	285,751	430,355
Other Assets	341,911	283,301

Total Assets	$ 2,708,374	$ 3,000,417

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 300,822	$ 299,311
Capital in excess of par value of stock	28	15
Retained earnings	539,100	537,604
Treasury stock	(6,760)	(6,793)
Accumulated other comprehensive income	(14,750)	(5,410)

Total Common Stockholders' Equity	818,440	824,727
Long-Term Debt	644,020	744,308

Total Capitalization	1,462,460	1,569,035

Current Liabilities	693,900	961,052
Deferred Credits and Other Liabilities	552,014	470,330

Total Capitalization and Liabilities	$ 2,708,374	$ 3,000,417

Common Stock Information at End of Period
(Unaudited)

Annualized dividend rate	$2.08	$2.04
Dividend yield (per cent)	5.7%	5.1%
Book value per share	$23.07	$23.30
Market price	$36.46	$40.20
Market price as a per cent of book value	158%	173%